AMENDMENT AGREEMENT TO SHARE EXCHANGE AGREEMENT

THIS AMENDMENT AGREEMENT is dated as of the 20th day of May, 2008 (the “Effective Date”)

BETWEEN:
NORPAC TECHNOLOGIES, INC., of
Suite 410 – 103 East Holly Street
Bellingham, WA 98225

(hereinafter called "Norpac")

OF THE FIRST PART

AND:
CELLYNX, INC., of
27795 Country Lane
Laguna Niguel, CA 92677

(hereinafter called "Cellynx")

OF THE SECOND PART

WHEREAS:

A.           Norpac, Cellynx and the Cellynx Shareholders entered into a Share Exchange Agreement (the “Exchange Agreement”) dated January 3, 2008 pursuant to which the Cellynx Shareholders have agreed to transfer all of the issued and outstanding shares of Cellynx owned by them in exchange for Norpac issuing shares of its common stock to them.

B.           Concurrently on entering into the Exchange Agreement, Cellynx entered into a Stock Purchase Agreement dated January 3, 2008 with Dollardex Group Corp. (“Dollardex”) pursuant to which Dollardex, or its assignees, agreed to provide aggregate financing of $1,800,000 to Cellynx on or before March 18, 2008 (the “Financing”).

C.           On May 13, 2008, Cellynx and Dollardex entered into an Amendment to the Stock Purchase Agreement pursuant to which Cellynx agreed to extend the deadline for the Financing to June 30, 2008.

D.           As a result of the foregoing, Norpac and Cellynx have agreed to amend the Exchange Agreement to extend the termination date and the financing deadline to June 30, 2008 upon the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of $10.00 and for other good and valuable consideration, the parties agree as follows:

1.	Definitions. Except as otherwise set out herein, capitalized terms used in this Agreement shall have the same meaning as specified in the Exchange Agreement.

2.	Amendment. The Exchange Agreement be amended as follows:

(i)	Section 8.2(b) of the Exchange Agreement is replaced in its entirety with the following:

“(b)	by either Norpac or Cellynx if the Transaction shall not have been consummated for any reason by June 30, 2008; provided, however, that the right to terminate this Agreement under this Section 8.2(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Transaction to occur on or before such date and such action or failure to act constitutes a breach of this Agreement”

(ii)	Schedule 7.1(i) of the Exchange Agreement is replaced in its entirety with the following:

“Schedule 7.1(i)

Equity Financing

Cellynx shall have closed one or more equity financing transactions in the following minimum amounts from Dollardex Group Corp., a company organized under the laws of Panama, or its assignees, on or prior to the following dates:

Minimum Equity
Financing	Closing Date

$183,000	May 21, 2008

$1,250,000	June 15, 2008; provided that
the Company has satisfied
the closing conditions to the
Reverse Merger*

If the $1.25 million financing does not occur by June 14, 2008, then the following alternate Minimum Equity Financing deadlines will apply:

$100,000	June 15, 2008*

$1,150,000	June 30, 2008; provided that
the Company has satisfied
the closing conditions to the
Reverse Merger*

* Such financing may occur concurrently with the Reverse Merger. Therefore, these financing(s) may be structured as a purchase of Norpac common stock not Cellynx securities.”

3.	No Other Modification. The parties confirm that the terms, covenants and conditions of the Exchange Agreement remain unchanged and in full force and effect, except as modified by this Agreement.

4.

Counterparts. This Agreement may be executed in two or more counterparts, each of which shall constitute an original, but all of which, when taken together, shall constitute but one instrument, and shall become effective when one or more counterparts have been signed by each party hereto and delivered to the other parties.

5.

Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto.

6.	Entire Agreement. This Agreement constitutes the full and entire understanding and agreement between the parties with regard to the subject hereof.

IN WITNESS WHEREOF, the parties have duly executed and delivered this Agreement as of the date first written above.

NORPAC TECHNOLOGIES, INC.
a Nevada corporation by its authorized signatory:

/s/ John P. Thornton
Signature of Authorized Signatory

John P. Thornton
Name of Authorized Signatory

President and Chief Executive Officer
Position of Authorized Signatory

CELLYNX, INC.
a California corporation by its authorized signatory:

/s/ Daniel R. Ash
Signature of Authorized Signatory

Daniel R. Ash
Name of Authorized Signatory

Chief Executive Officer
Position of Authorized Signatory